Exhibit 4.7
PROMISSORY NOTE

THIS PROMISSORY NOTE IS MADE WITH EFFECT AS OF NOVEMBER 2, 2020 AT __:__ A.M EST (the “effective TIME”)

USD 960,000,000 (nine hundred sixty million US Dollars) (the “Principal Amount”)

WHEREAS, Natura &Co International S.a r.l., a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, with registered address at 6, rue Eugène Ruppert, L - 2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B241376 (the “Holder”) and Avon International Operations, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal place of business at 1 Avon Place, Suffern, New York, 10901, United States of America, registered with the Secretary of State of the State of Delaware, under corporate file number 911891 (the “Issuer”) belong to the Natura &Co group of companies (the “Group”).

WHEREAS, in order to fund the repayment of certain outstanding debts in the Group, the Holder has transferred an amount of USD 960,000,000 to the Issuer on the Effective Time.

FOR VALUE RECEIVED, the Issuer hereby promises to pay at the Maturity Date (as defined below) to the order of the Holder at the registered office of the Holder or such other place as the Holder may designate in writing to the Issuer, the amount of USD 960,000,000 (the “Promissory Note”).

The Promissory Note is agreed for a term of 1 year, the Promissory Note will consequently have to be paid at the latest on November 2, 2021 (the “Maturity Date”). The Issuer and the Holder may, at any time before the maturity date and by written agreement, extend the Maturity Date.

All or any part of the aforesaid amount may be prepaid by the Issuer at any time and from time to time without penalty.

The Promissory Note
shall bear interest on the unpaid balance of the Promissory Note at a rate of 3.13 % per annum based on the actual number of days elapsed in a 360 day calendar year. Accrued interest shall be due and payable annually in arrears on November 2 of each year, or, if any such

Exhibit 4.7
day is not a business day, meaning a day other than a Saturday or Sunday, on which banks are open for general business in New York (“Business Day”), on the next succeeding Business Day provided that the first interest payment date shall be November 2, 2021 and the final interest payment date shall be the Maturity Date.

The Holder may freely assign or delegate its rights under this Promissory Note without the prior consent of the Issuer (the “Subsequent Holder”).

The Issuer represents and warrants as follows:
i.The Issuer is a company duly organized, validly existing and in good standing under the laws of the State of Delaware:
ii.The execution, delivery and performance by the Issuer of this Promissory Note are within the Issuer's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene:
(i) the Issuer's articles of association or similar governing documents; or
(ii) any law or any judgment or contractual restriction binding on or affecting the Issuer;
(c) No authorization or approval (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body which has not already been obtained or made is required for the due execution, delivery and performance by the Issuer of this Promissory Note; and
(d) This Promissory Note is a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms.

The occurrence and continuance of any of the following events shall constitute an “Event of Default”:
(a) in the event of (i) the involuntary filing of a petition for insolvency or the suspension of payments regarding the Issuer; (ii) involuntary liquidation or composition with creditors of the Issuer; or (iii) an attachment maintained for at least two (2) months in respect of substantial debts of the Issuer;
(b) in the event the Issuer becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors;
(c) in the event the Issuer fails to pay any amount due by it under this Promissory Note on the dates and in the manner provided herein after having been notified thereof in writing, and has not remedied such failure within two (2) weeks after the date of such written notification;
(d) in the event it shall become unlawful for the Issuer to maintain the Promissory Note or perform any other of its respective obligations thereunder or if this Promissory Note shall cease to be effective and enforceable in accordance with its terms.

Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder or the Subsequent Holder may, at its option, by written notice to the Issuer and with immediate effect (a) declare the entire Principal Amount of the Promissory Note, together with all

Exhibit 4.7
accrued interest thereon and all other amounts payable hereunder, immediately due and payable or (b) exercise any or all of its rights, powers or remedies under applicable law.

This Promissory Note is executed under and is in all respects governed by the laws of the Grand-Duchy of Luxembourg.

The courts of the district of Luxembourg, Grand Duchy of Luxembourg have exclusive jurisdiction for any dispute that may arise between the Issuer and the Holder or the Subsequent Holder in relation to the Promissory Note.

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Issued BY:

Avon International Operations, Inc.
___________________________

By: Lisa Siders
Title: Officer